Exhibit 4.2

Amphenol Corporation

OFFICERS’ CERTIFICATE
Pursuant to Section 2.2 of the Indenture

Reference is made to the Indenture (the “Indenture”), dated as of November 5, 2009, between Amphenol Corporation, a Delaware corporation (the “Company”), and The Bank of New York Mellon, as trustee (the “Trustee”). Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to them in the Indenture.

Pursuant to Section 2.2 of the Indenture, the Company hereby certifies, through its Chief Financial Officer, Craig A. Lampo, and its Secretary, Lance D’Amico, as follows:

1.	Pursuant to (i) an Action by Unanimous Written Consent of the Board of Directors (the “Board of Directors”) of the Company taken as of September 6, 2021, including authority delegated by the Board of Directors to the Pricing Committee thereof and (ii) an Action by Unanimous Written Consent of the Pricing Committee of the Board of Directors taken as of September 7, 2021 (the “Pricing Committee Consent”), the Company has created a series of senior debt securities of the Company, designated as the 2.200% Senior Notes due 2031 (the “Notes”), to be issued under the Indenture, and authorized the sale of up to $750,000,000 in aggregate principal amount of the Notes.

2.	The terms of the Notes as authorized by and determined pursuant to the Pricing Committee Consent, are as follows:

(a)	The title of the Notes shall be 2.200% Senior Notes due September 15, 2031 (CUSIP/ISIN: 032095 AL5 / US032095AL53).

(b)	The price at which the Notes will be issued shall be 99.634% of the principal amount of the Notes.

(c)	The maximum aggregate principal amount of the Notes shall be $750,000,000.

(d)	The principal of the Notes shall be payable on September 15, 2031 (the “Maturity Date”).

(e)	The Notes shall bear interest at an annual rate of 2.200% from September 14, 2021, payable semi-annually in arrears on March 15 and September 15 of each year (the “Interest Payment Dates”), commencing March 15, 2022 until the principal of the Notes is paid or made available for payment. The interest so payable shall be paid to the Persons in whose name the Notes are registered at the close of business on March 1 or September 1 (the “Interest Record Dates”) (whether or not a Business Day (as defined in the Indenture)) immediately preceding such March 15 or September 15, respectively. The amount of interest payable on any Interest Payment Date shall be computed on the basis of a 360-day year consisting of twelve 30-day months. In the event that any Interest Payment Date, any redemption date or the Maturity Date falls on a day that is not a Business Day, the required payment of principal, premium, if any, and interest will be made on the next succeeding Business Day as if made on the date that payment was due and no interest will accrue on the amount so payable for the period from and after such Interest Payment Date, such redemption date or Maturity Date, as the case may be, to the date of that payment on that next succeeding Business Day.

(f)	The place where: (i) principal of and premium, if any, and interest on the Notes shall be payable, (ii) the Notes may be surrendered for registration of transfer or exchange and (iii) notices and demands to or upon the Company in respect of the Notes and the Indenture may be served, shall be at the Company’s office or agency in Pittsburgh (which initially shall be the corporate trust office of the Trustee at: 500 Ross Street, 12th Floor, Pittsburgh, PA 15262), provided that, at the Company’s option, payment of interest may be made by check mailed to the registered Holders of the Notes at their registered addresses.

(g)	Prior to the Par Call Date (as defined herein), the Notes may be redeemed at the Company’s option, in whole or in part, at any time or from time to time, at a redemption price equal to the greater of:

(i)       100% of the principal amount of the Notes to be redeemed; and

(ii)       the sum of the present values of the Remaining Scheduled Payments (as defined below) of the Notes being redeemed, discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below), plus 15 basis points, plus, in each case of clauses (i) and (ii) of this Section 2(g), accrued and unpaid interest thereon to, but not including, the date of redemption.

On or after the Par Call Date, the Company may redeem the Notes in whole or in part, at its option, at a redemption price equal to 100% of the principal amount thereof, plus accrued and unpaid interest to, but not including, the date of redemption.

If the date of redemption is on or after an Interest Record Date and on or before the related Interest Payment Date, the accrued and unpaid interest, if any, shall be paid to the Person in whose name the Note is registered at the close of business on such Interest Record Date, and no additional interest shall be payable to Holders whose Notes will be subject to redemption by the Company.

For purposes of this Section 2(g), the following terms have the following meanings:

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Notes to be redeemed (assuming that the Notes matured on the Par Call Date) that would be used, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Notes (assuming that the Notes matured on the Par Call Date).

“Comparable Treasury Price” means, with respect to any date of redemption, (a) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (b) if fewer than four such Reference Treasury Dealer Quotations are provided to us, the average of all such quotations.

“Independent Investment Banker” means the Reference Treasury Dealer appointed by the Company.

“Par Call Date” means June 15, 2031 (three months prior to the Maturity Date).

“Reference Treasury Dealer” means each of (i) Citigroup Global Markets Inc., a primary treasury dealer selected by MUFG Securities Americas Inc. and TD Securities (USA) LLC (each, a “Primary Treasury Dealer”), and their respective successors, provided, however, that if any of the foregoing ceases to be a Primary Treasury Dealer, the Company shall substitute therefor another Primary Treasury Dealer; and (ii) any other Primary Treasury Dealers selected by the Company.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any date of redemption, the average, as determined by us, of the bid and asked prices for the Comparable Treasury Issue for the Notes (expressed in each case as a percentage of its principal amount) quoted in writing to us by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day preceding that date of redemption.

“Remaining Scheduled Payments” means, with respect to each Note to be redeemed, the remaining scheduled payments of the principal (or of the portion) thereof and interest thereon that would be due after the related date of redemption therefor but for such redemption (assuming that the Notes matured on the Par Call Date); provided, however, that, if that date of redemption is not an Interest Payment Date with respect to such Note, the amount of the next succeeding scheduled interest payment thereon will be reduced by the amount of interest accrued thereon to that date of redemption.

“Treasury Rate” means, with respect to any date of redemption, the rate per annum equal to the semi-annual equivalent yield to maturity, computed as of the second Business Day immediately preceding that date of redemption, of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that date of redemption.

Notice of any redemption shall be mailed at least 15 days but not more than 60 days before the date of redemption to each Holder of Notes to be redeemed. If less than all the Notes are to be redeemed, the Notes to be redeemed shall be selected in accordance with the Depository’s applicable procedures. Unless the Company defaults in payment of the redemption price, on and after the date of redemption, interest shall cease to accrue on the Notes or portions thereof called for redemption.

(h)	Except as described under Section 2(g) above, the Notes will not be redeemable by the Company prior to maturity and will not be entitled to the benefit of any sinking fund.

(i)	If a Change of Control Repurchase Event (as defined below) occurs, unless the Company has exercised its right to redeem all of the Notes as described under Section 2(g) above, each Holder of the Notes shall have the right to require the Company to repurchase all or any part (equal to $2,000 and integral multiples of $1,000 in excess thereof) of such Holder’s Notes pursuant to the offer described below (the “Change of Control Offer”), at a purchase price in cash equal to 101% of the principal amount of the Notes, plus accrued and unpaid interest, if any, to, but not including, the date of repurchase (subject to the right of Holders of record on the relevant Interest Record Date to receive interest due on the relevant Interest Payment Date).

Within 30 days following any Change of Control Repurchase Event, or at the Company’s option, prior to any Change of Control but after the public announcement of the pending Change of Control, the Company shall send, by first class mail, a notice to each Holder, with a copy to the Trustee, which notice will govern the terms of the Change of Control Offer, stating:

(i)	that such Change of Control Repurchase Event has occurred or is pending and that such Holder has the right to require the Company to repurchase such Holder’s Notes at a purchase price in cash equal to 101% of the principal amount of the Notes plus accrued and unpaid interest, if any, to, but not including, the date of repurchase (subject to the right of Holders of record on the relevant Interest Record Date to receive interest due on the relevant Interest Payment Date) (the “Change of Control Payment”);

(ii)	if such notice is mailed prior to the date of consummation of the Change of Control, that the Change of Control Offer is conditioned on the Change of Control being consummated on or prior to the Change of Control Payment Date;

(iii)	the date of repurchase (which shall be no earlier than 30 days nor later than 60 days from the date the Change of Control Offer is mailed) (the “Change of Control Payment Date”); and

(iv)	the procedures determined by the Company, consistent with the Indenture, that a Holder must follow in order to have its Notes repurchased.

On the Change of Control Payment Date, the Company shall, to the extent lawful:

(1)	accept for payment all Notes or portions of Notes (equal to $2,000 and integral multiples of $1,000 in excess thereof) properly tendered pursuant to the Change of Control Offer;

(2)	deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes so tendered; and

(3)	deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions of Notes being repurchased by the Company and, to the extent applicable, an executed new note or notes evidencing any unpurchased portion of any Note or Notes surrendered for which the Trustee shall be required to authenticate and deliver a new note or notes as provided below.

The Trustee shall promptly mail, or shall cause the Paying Agent to promptly mail, to each Holder of Notes so tendered the Change of Control Payment for such Notes, and the Trustee shall promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new note equal in principal amount to any unpurchased portion of the Notes surrendered, if any, provided that each such new note shall be in a principal amount of $2,000 and integral multiples of $1,000 in excess thereof.

If the Change of Control Payment Date is on or after an Interest Record Date and on or before the related Interest Payment Date, any accrued and unpaid interest, if any, shall be paid to the Person in whose name the Note is registered at the close of business on such Interest Record Date, and no additional interest shall be payable to Holders who tender pursuant to the Change of Control Offer.

The Company shall not be required to make the Change of Control Offer upon a Change of Control Repurchase Event if a third party makes an offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to the Change of Control Offer to be made by the Company and repurchases all Notes validly tendered and not withdrawn under such offer.

The Company shall comply, to the extent applicable, with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws or regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Repurchase Event. To the extent that the provisions of any such securities laws or regulations conflict with the Change of Control Offer provisions in this Section 2(i), the Company shall comply with those securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control Offer provisions in this Section 2(i) by virtue of any such conflict.

For purposes of this Section 2(i), the following terms have the following meanings:

“Change of Control” means:

•	the consummation of any transaction (including without limitation, any merger or consolidation) the result of which is that any “person” (as such term is used in Sections 13(d)(3) of the Exchange Act) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that such person shall be deemed to have “beneficial ownership” of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the Company’s Voting Stock (or the Company’s successor by merger, consolidation or purchase of all or substantially all of its assets) (for the purposes of this Section 2(i), such person shall be deemed to beneficially own any of the Company’s Voting Stock held by a parent entity, if such person “beneficially owns” (as defined above), directly or indirectly, more than a majority of the voting power of the Voting Stock of such parent entity); or

•	the Company consolidates with, or merges with or into, any person, or any person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the Company’s outstanding Voting Stock or outstanding Voting Stock of such other person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of the Company’s Voting Stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving person immediately after giving effect to such transaction; or

•	the first day on which a majority of the members of the Company’s Board of Directors are not Continuing Directors; or

•	the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the Company’s assets and the assets of the Subsidiaries taken as a whole to any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than to the Company or one of the Company’s Subsidiaries; or

•	the adoption by the Company’s stockholders of a plan or proposal for its liquidation or dissolution.

Notwithstanding the foregoing, a transaction shall not be considered to be a Change of Control if (A) the Company becomes a direct or indirect wholly owned Subsidiary of a holding company and (B) immediately following that transaction, (1) the direct or indirect holders of the Voting Stock of the holding company are substantially the same as the holders of the Company’s Voting Stock immediately prior to that transaction or (2) no person or group is the beneficial owner, directly or indirectly, of more than a majority of the total voting power of the Voting Stock of the holding company.

“Change of Control Repurchase Event” means the occurrence of both a Change of Control and a Rating Decline with respect to such Change of Control. Notwithstanding anything in this Section 2(i), no Change of Control Repurchase Event will be deemed to have occurred in connection with any particular Change of Control unless and until such Change of Control has actually been consummated.

“Continuing Directors” means, as of any date of determination, any member of the Company’s Board of Directors who (a) was a member of the Company’s Board of Directors on the date of issuance of the Notes or (b) was nominated for election or elected to the Company’s Board of Directors with the approval of a majority of the Continuing Directors who were members of the Company’s Board of Directors at the time of such nomination or election.

“Investment Grade” means BBB- or higher by S&P and Baa3 or higher by Moody’s, or the equivalent of such ratings by S&P or Moody’s or, if either S&P or Moody’s shall not make a rating on the Notes publicly available, another Rating Agency.

“Moody’s” means Moody’s Investors Service Inc. and its successors.

“Rating Agency” means each of S&P and Moody’s or, to the extent S&P or Moody’s or both do not make a rating on the Notes publicly available, a “nationally recognized statistical rating organization” (within the meaning of Section 3(a)(62) under the Exchange Act) or “organizations”, as the case may be, selected by the Company (as certified by a resolution of the Company’s Board of Directors), which shall be substituted for S&P or Moody’s, or both, as the case may be.

“Rating Decline” means, with respect to a Change of Control, the Notes cease to be rated Investment Grade by each Rating Agency on any date during the period (“Trigger Period”) from the date of the public notice of an arrangement that could result in such Change of Control until 60 days following the consummation of such Change of Control (which Trigger Period will be extended for so long as the rating on the Notes is under publicly announced consideration for a possible downgrade by either of the Rating Agencies).

“S&P” means S&P Global Ratings, a division of S&P Global Inc. and its successors.

“Voting Stock” of any specified Person as of any date means the capital stock of such Person that is at the time entitled to vote generally in the election of the board of directors, managers or trustees, as applicable, of such Person.

(j)	The Notes shall be issued in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

(k)	The Notes shall be issued only in registered form without coupons. The Notes shall be represented by one or more Global Securities in the form set forth in Exhibit A hereto.

(l)	In the event of a declaration of acceleration of the maturity of the Notes pursuant to Section 6.2 of the Indenture, 100% of the principal amount of the Notes shall be payable.

(m)	The Notes shall be issued in United States dollars.

(n)	Principal of and premium, if any, and interest on the Notes shall be paid in United States dollars.

(o)	N/A

(p)	N/A

(q)	N/A

(r)	There shall be no additions to or changes in the Events of Default (as defined in the Indenture) that apply to the Notes. There shall be no change in the right of the Trustee or the requisite Holders of the Notes to declare the principal amount of the Notes due and payable pursuant to Section 6.2 of the Indenture.

(s)	Other than as set forth in Section 2(i) above, there shall be no additions to or changes in the covenants set forth in Article IV or V of the Indenture that apply to the Notes.

(t)	The Notes shall not be convertible to any other securities of the Company.

(u)	The Notes shall be senior unsecured and unsubordinated debt securities and shall rank equally with all of the Company’s existing and future senior unsecured and unsubordinated indebtedness, including the Company’s 4.000% Senior Notes due 2022, the Company’s 3.200% Senior Notes due 2024, the Company’s 2.050% Senior Notes due 2025, the Company’s 4.350% Senior Notes due 2029, the Company’s 2.800% Senior Notes due 2030 and the Company’s guarantee of the 0.750% Euro Senior Notes due 2026 (the “2026 Notes”) and the 2.000% Euro Senior Notes due 2028 (the “2028 Notes”) issued by the Company’s Subsidiary, Amphenol Technologies Holding GmbH and any borrowings under the Company’s revolving credit facility. However, the Notes shall be structurally subordinated to the indebtedness of the Company’s Subsidiaries (other than the 2026 Notes and the 2028 Notes (to the extent such 2026 Notes and 2028 Notes are guaranteed by the Company)) and effectively subordinated to any of the Company’s future secured indebtedness to the extent of the value of the assets securing such indebtedness.

(v)	The Trustee shall act as the Registrar, Paying Agent and Service Agent for the Notes.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned has executed this Officers’ Certificate on behalf of the Company in his or her capacity as specified below.

Dated: September 14, 2020

Amphenol Corporation

By:	/s/ Craig A. Lampo
Name: Craig A. Lampo
Title: Senior Vice President and Chief Financial Officer

By:	/s/ Lance D’Amico
Name: Lance D’Amico
Title: Senior Vice President, Secretary and General Counsel

[Signature Page to Officers’ Certificate (Pursuant to Section 2.2 of the Indenture)]

Exhibit A

Form of Note

THIS NOTE IS A GLOBAL NOTE WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF THE DEPOSITARY OR A NOMINEE OF THE DEPOSITARY. THIS NOTE IS EXCHANGEABLE FOR SECURITIES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITARY OR ITS NOMINEE ONLY IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE, AND MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY, BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH A SUCCESSOR DEPOSITARY.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (AND ANY PAYMENT IS TO BE MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

CUSIP: 032095 AL5
ISIN: US032095AL53

No. R-[●]	$[●]

AMPHENOL CORPORATION

2.200% SENIOR NOTES DUE 2031

Amphenol Corporation, a Delaware corporation (the “Company,” which term includes any successor corporation under the Indenture hereinafter referred to), for value received, hereby promises to pay to CEDE & CO., as nominee for the Depositary, or its registered assigns, the principal sum of [●] DOLLARS ($[●]), on September 15, 2031 (such date is hereinafter referred to as the “Stated Maturity”), and to pay interest on said principal sum, from September 14, 2021 or from the next most recent date to which interest has been paid or duly provided for, semi-annually in arrears, on March 15 and September 15 of each year (each such date, an “Interest Payment Date”), commencing on March 15, 2022, at the rate of 2.200% per annum until the principal hereof shall have been paid or duly made available for payment and, to the extent permitted by law, to pay interest on any overdue principal and premium, if any, and on any overdue installment of interest from time to time on demand at the rate borne by the Notes.

The interest so payable shall be paid to the persons in whose name the Notes are registered at the close of business on March 1 and September 1 (the “Interest Record Dates”) (whether or not a Business Day) immediately preceding such March 15 or September 15, respectively.

The amount of interest payable on any Interest Payment Date shall be computed on the basis of a 360-day year consisting of twelve 30-day months. In the event that any Interest Payment Date, any redemption date or the Stated Maturity falls on a day that is not a Business Day, the required payment of principal, premium, if any, and interest will be made on the next succeeding Business Day as if made on the date that payment was due and no interest will accrue on the amount so payable for the period from and after such Interest Payment Date, such redemption date or Stated Maturity, as the case may be, to the date of that payment on that next succeeding Business Day.

As used herein, the term “Depository” shall mean The Depository Trust Company, New York, New York, another clearing agency or any successor registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or other applicable statute or regulation, which in each case, shall be designated by the Company pursuant to the Indenture.

If the Company defaults in a payment of interest on the Notes, it shall pay the defaulted interest, plus, to the extent permitted by law, any interest payable on the defaulted interest, to the Persons who are Holders of the Notes on a subsequent special record date. The Company shall fix the record date and payment date. At least ten days before the record date, the Company shall mail to the Trustee and to each Holder of the Notes a notice that states the record date, the payment date and the amount of interest to be paid. The Company may pay defaulted interest in any other lawful manner.

The place where: (i) principal of and premium, if any, and interest on the Notes shall be payable, (ii) the Notes may be surrendered for registration of transfer or exchange and (iii) notices and demands to or upon the Company in respect of the Notes and the Indenture may be served, shall be at the Company’s office or agency in Pittsburgh, Pennsylvania (which initially shall be the corporate trust office of the Trustee at: BNY Mellon Corporate Trust 500 Ross Street, 12th Floor, Pittsburgh, PA 15262), provided that, at the Company’s option, payment of interest may be made by check mailed to the registered Holders of the Notes at their registered addresses.

Notwithstanding the foregoing, as long as this Note is represented by a Global Note, payments of principal of, premium, if any, and interest on this Note will be made by wire transfer of immediately available funds to the Depositary or its nominee as the initial holder of this Note.

REFERENCE IS HEREBY MADE TO THE FURTHER PROVISIONS OF THIS NOTE SET FORTH ON THE FOLLOWING PAGES HEREOF, WHICH FURTHER PROVISIONS SHALL, FOR ALL PURPOSES, HAVE THE SAME EFFECT AS IF SET FORTH AT THIS PLACE.

Unless the certificate of authentication hereon has been executed by the Trustee by manual signature, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed under its corporate seal.

Dated: September 14, 2021

AMPHENOL CORPORATION

By:
Name: Craig A. Lampo
Title: Senior Vice President and Chief Financial Officer

Attest:

Name: Lance D’Amico
Title: Senior Vice President, Secretary and General Counsel

[Signature Page to Global Note]

CERTIFICATE OF AUTHENTICATION

This Global Note is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

THE BANK OF NEW YORK MELLON, as Trustee

By:
Authorized Officer

Dated: September 14, 2021

(REVERSE OF NOTE)

Amphenol corporation

2.200% Senior notes due 2031

This Global Note designated on the face hereof as 2.200% Senior Notes due 2031 (the “Notes”) is a duly authorized issue of securities of the Company issued and issuable in one or more series under an indenture, dated as of November 5, 2009 (the “Base Indenture”), between the Company and The Bank of New York Mellon, as trustee (the “Trustee,” which term includes any successor trustee under such indenture), to such indenture, as supplemented by an Officers’ Certificate dated as of September 14, 2021 establishing the terms of the Notes (the “Officers’ Certificate,” and together with the Base Indenture, the “Indenture”), reference is hereby made for a statement of the respective rights, limitation of rights, duties and immunities thereunder of the Company, the Trustee and the holders of the securities issued thereunder and of the terms upon which said securities are, and are to be, authenticated and delivered. Capitalized terms used herein for which no definition is provided herein shall have the meanings set forth in the Indenture.

The Notes are not subject to a mandatory or optional sinking fund requirement.

The Notes shall be redeemable, at the Company’s option, in whole or in part, at any time or from time to time at the redemption prices described in the Indenture.

If a Change of Control Repurchase Event (as defined in the Indenture) occurs, unless the Company has exercised its right to redeem all of the Notes as described above, each Holder of the Notes shall have the right to require the Company to repurchase all or any part (equal to $2,000 and integral multiples of $1,000 in excess thereof) of such Holder’s Notes pursuant to the offer described in the Indenture, at a purchase price in cash equal to 101% of the principal amount of the Notes, plus accrued and unpaid interest, if any, to, but not including, the date of repurchase (subject to the right of Holders of record on the relevant Interest Record Date to receive interest due on the relevant Interest Payment Date).

If an Event of Default (as defined in the Indenture) with respect to the Notes of this Series occurs and is continuing, the principal of the Notes of this Series may be declared due and payable in the manner and with the effect provided in the Indenture.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of each Series to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of a majority in principal amount of the Securities at the time outstanding of each Series to be affected. Without the consent of any Holder of Securities, the Indenture or the Securities may be amended to cure, correct or supplement any ambiguity, omission, defect or inconsistency as to the Securities of such Series or to make any change that does not adversely affect the rights of any Holder of the Securities of such Series in any material respect. The Indenture also contains provisions permitting the Holders of specified percentages in principal amount of the Securities of each Series at the time outstanding, on behalf of the Holders of all Securities of such Series, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Until such waiver becomes effective, a consent to it by a Holder of this Note is a continuing consent by the Holder and every subsequent Holder of this Note or portion of this Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on this Note. However, any such Holder or subsequent Holder may revoke the consent as to such Holder’s Note or portion of this Note if the Trustee receives the notice of revocation before the date of the waiver becomes effective. Any amendment or waiver once effective shall bind every Holder of each Series affected by such amendment or waiver, subject to certain exceptions provided for in the Indenture.

Every amendment to the Indenture or the Securities of one or more Series shall be set forth in a Supplemental Indenture that complies with the TIA as then in effect.

No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and interest on this Note at the times and place and at the rate and in the currency herein prescribed.

A Holder shall register the transfer of or exchange Notes in accordance with the Indenture. The Company may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay certain transfer taxes or similar governmental charges payable in connection therewith as permitted by the Indenture. Neither the Company nor the Registrar shall be required (a) to issue, register the transfer of, or exchange Notes of any Series for the period beginning at the opening of business fifteen days immediately preceding the mailing of a notice of redemption of Notes of such Series selected for redemption and ending at the close of business on the day of such mailing, or (b) to register the transfer of or exchange Notes of any Series selected, called or being called for redemption as a whole or the portion being redeemed of any such Securities selected, called or being called for redemption in part.

The Company may be discharged from its obligations under the Notes and under the Indenture with respect to the Notes except for certain provisions thereof, and may be discharged from obligations to comply with certain covenants contained in the Notes and in the Indenture with respect to the Notes, in each case upon satisfaction of certain conditions specified in the Indenture.

A director, officer, employee or stockholder, as such, of the Company shall not have any liability for any obligations of the Company under this Note or the Indenture or for any claim based on, in respect of or by reason of such obligations or their creation. Each Holder by accepting the Note waives and releases all such liability. The waiver and release are part of the consideration for the issue of the Note.

The registered Holder of this Note shall be treated as the owner of it for all purposes.

If funds for the payment of principal or interest remain unclaimed for two years, the Trustee and the Paying Agent will repay the funds to the Company at its written request. After that, all liability of the Trustee and such Paying Agent with respect to such funds shall cease.

The Trustee shall act as the Registrar, Paying Agent and Service Agent (as defined in the Indenture) for the Notes. The Notes shall be issued in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The Notes shall be issued only in registered form without coupons. In the event of a declaration of acceleration of the maturity of the Notes pursuant to the Indenture, 100% of the principal amount of the Notes shall be payable. The Notes shall be issued in United States dollars and principal of and premium, if any, and interest on the Notes shall be paid in United States dollars. The Notes shall be unsecured debt securities of the Company. The Notes shall not be convertible to any other securities of the Company. The Indenture and this Note shall be governed by and construed in accordance with the laws of the State of New York.

In order to comply with applicable tax laws (inclusive of rules, regulations and interpretations promulgated by competent authorities) related to the Notes in effect from time to time (“Applicable Law”) that a foreign financial institution, issuer, trustee, paying agent or other party is or has agreed to be subject to, the Company agrees (i) upon written request of the Trustee, to provide to the Trustee, to the extent reasonably available to the Company, sufficient information about the parties and/or transactions (including any modification to the terms of such transactions) so the Trustee can determine whether it has tax related obligations under Applicable Law and (ii) that the Trustee shall be entitled to make any withholding or deduction from payments to the extent necessary to comply with Applicable Law for which the Trustee shall not have any liability.

ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:

(Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and Zip Code)

and irrevocably appoint                                                                                  to transfer this Note on the books of the Company. The Agent may substitute another to act for him.

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Company pursuant to the provisions hereof, check the box: ☐

If you want to elect to have only part of the Note purchased by the Company pursuant to the provisions hereof, state the amount you elect to have purchased: $______________________

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Tax Identification No.:

Signature Guarantee*: _______________________________

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).